As filed with the Securities and Exchange Commission on February 17, 2006.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MPS GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	58-3116655
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Independent Drive

Jacksonville, Florida 32202

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

MPS GROUP, INC. 2004 EQUITY INCENTIVE PLAN

MPS GROUP, INC. 2004 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT ENTERED INTO AS OF SEPTEMBER 25, 2001 BY AND BETWEEN

MPS GROUP, INC. (F/K/A MODIS PROFESSIONAL SERVICES, INC.) AND TIMOTHY D. PAYNE

(Full Title of the Plans)

Copies to:

Gregory D. Holland, Esq. Senior Vice President, Chief Legal Officer and Secretary MPS Group, Inc. 1 Independent Drive Jacksonville, Florida 32202 (904) 360-2000	Timothy Mann, Jr., Esq. David M. Eaton, Esq. Kilpatrick Stockton LLP 1100 Peachtree Street, N.E., Suite 2800 Atlanta, Georgia 30309 (404) 815-6500
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value	6,270,000	$13.76	(2)	$86,275,200	(2)	$9,231.45
Common Stock, $.01 par value	500,000	$3.85	(3)	$1,925,000	(3)	$205.98
Total Registration Fee						$9,437.43

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable to prevent dilution in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.
(2)	With respect to shares issuable under the MPS Group, Inc. 2004 Equity Incentive Plan and the MPS Group, Inc. 2004 Non-Employee Director Equity Incentive Plan, determined in accordance with Rule 457(c) and (h) under the Securities Act based on $13.76, the average of the high and low prices on the New York Stock Exchange on February 15, 2006.
(3)	With respect to shares issuable under the Stock Option Agreement entered into as of September 25, 2001 by and between MPS Group, Inc. (f/k/a Modis Professional Services, Inc.) and Timothy D. Payne, determined in accordance with Rule 457(h) under the Securities Act based on the exercise price of stock options issuable under the Agreement.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the note to Part I of Form S-8.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents have been filed by MPS Group, Inc. (“we,” “our,” “us” or the “Company”) with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference (Commission File No. 000-24484):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(c) The Company’s Current Reports on Form 8-K filed with the SEC on February 28, 2005, June 1, 2005, and February 10, 2006;

(d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the Company’s fiscal year ended December 31, 2004; and

(e) The description of the Company’s Common Stock, par value $0.01 per share, as set forth in its Form 8-A Registration Statement filed with the SEC on November 12, 1996 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents filed subsequent to the date hereof by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 10 of our bylaws requires us, to the fullest extent permitted or required by the Florida Business Corporation Act (the “FBCA”), to (a) indemnify any director against any and all liabilities and (b) advance any and all reasonable expenses incurred in any proceeding to which any director is a party or in which he/she is deposed or called to testify as a witness because: he or she is or was a director of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any employee benefit plan.

Our bylaws also provide that we may purchase insurance on behalf of one or more of our directors, irrespective of whether we would be obligated to indemnify or advance expenses to any such director. The Company has purchased insurance to protect its directors, officers and employees from any liability asserted against us or them for acts taken or omissions occurring in their capacities as such.

Our articles of incorporation limit or eliminate the liability of our directors or officers to us or to our shareholders for any monetary damages to the full extent permitted under the FBCA. The articles of incorporation also require us to indemnify each of our directors and officers who are or were a party to any proceeding by reason of the fact that he or she is or was such a director or officer (or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise) against all liabilities and expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law.

Section 607.0850(1) of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against liability incurred in connection with such proceeding (including any appeal thereof) if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification may be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 607.0850(3) of the FBCA provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any proceeding referred to in subsections (1) and (2) of Section 607.0850 (described above) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Section 607.0850(4) provides that any indemnification under subsections (1) and (2) of Section 607.0850 (described above), unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (1) and (2) of Section 607.0850. Such determination shall be made:

(a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(b) if such a quorum is not obtainable or, even if obtainable, by a majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c) by independent legal counsel that is:

(i) selected by the board of directors as prescribed in paragraph (a) or a committee selected as prescribed in paragraph (b); or

(ii) if no quorum of directors can be obtained under paragraph (a) and no committee can be designated under paragraph (b), then selected by a majority vote of the full board of directors (in which directors who are parties may participate); or

(d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or, if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

Section 607.0850(6) of the FBCA states that expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

Section 607.0850(7) of the FBCA states that indemnification and advancement of expenses as provided in Section 607.0850 are not exclusive and empowers the corporation to make any other or further indemnification or advancement of expenses of its directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions (or omissions to act) of the director, officer, employee or agent were material to the cause of action so adjudicated and either: (a) violated criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful, or had no reasonable cause to believe his or her conduct was unlawful; (b) constituted a transaction from which he or she derived an improper personal benefit; (c) in case of a director, constituted a circumstance where the liability under Section 607.0834 of the FBCA (relating to unlawful distributions) applies; or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

We have entered into indemnification agreements with our directors and certain of our officers pursuant to which we have agreed to hold harmless and indemnify, subject to certain limitations, the indemnitee to the full extent that the FBCA authorizes, including, but not limited to, holding harmless and indemnifying the indemnitee against any and all expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including an action by or in the right of the company), to which the indemnitee is, was, or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the indemnitee is, was, or at any time becomes a director, officer, employee or agent of the company or any of its subsidiaries, or is or was serving or at any time serves at the request of the company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. In certain circumstances where indemnification is unavailable, our indemnification agreements provide for contribution by the company.

Section 607.0850(9) of the FBCA permits any director, officer, employee or agent who is or was a party to a proceeding to apply for indemnification or advancement of expenses to any court of competent jurisdiction.

Section 607.0850(12) of the FBCA permits a corporation to purchase and maintain insurance for a director, officer, employee or agent against any liability incurred in his or her official capacity or arising out of his or her status as such, regardless of the corporation’s power to indemnify him or her against such liability under this section. As noted above, we have purchased such insurance.

Under Section 607.0831 of the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director’s breach of (or failure to perform) those duties either: (a) violated criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reason to believe his or her conduct was unlawful; (b) constituted a transaction from which the director derived improper personal benefit; (c) violated of Section 607.0834 of the FBCA, which concerns unlawful payment of distributions and dividends; or (d) in a proceeding by or in the right of the corporation or a proceeding by or in the right of someone other than the corporation or a stockholder, constituted conscious disregard for the best interest of the corporation, or willful misconduct, or recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

The following exhibits are filed with this Registration Statement:

Exhibit Number	Description
5	Opinion of Kilpatrick Stockton LLP as to the legality of the securities to be issued.

23.1	Consent of Kilpatrick Stockton LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney is included on signature page.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on February 17, 2006.

MPS GROUP, INC.

By:	/s/ Timothy D. Payne
Timothy D. Payne
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below and on the following page constitutes and appoints Timothy D. Payne, Robert P. Crouch and Gregory D. Holland and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of February, 2006.

Signature	Title
/s/ Timothy D. Payne Timothy D. Payne	President, Chief Executive Officer and Director

/s/ Robert P. Crouch Robert P. Crouch	Senior Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer

/s/ Derek E. Dewan	Chairman of the Board of Directors
Derek E. Dewan

/s/ Michael D. Abney Michael D. Abney	Director

/s/ T. Wayne Davis T. Wayne Davis	Director

/s/ William M. Isaac William M. Isaac	Director

/s/ John R. Kennedy John R. Kennedy	Director

/s/ Darla D. Moore Darla D. Moore	Director

/s/ Peter J. Tanous Peter J. Tanous	Director

/s/ Arthur B. Laffer, Ph.D. Arthur B. Laffer, Ph.D.	Director

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion of Kilpatrick Stockton LLP as to the legality of the securities to be issued.

23.1	Consent of Kilpatrick Stockton LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney is included on signature page.